June 10, 1998

Mr. Gerard Armond Powell, CEO
Cooperative Images Inc./Elective Investments
210 West Fourth Street Suite 101
East Stroudsburg, PA 18301

RE:   Purchase Line

Dear Mr. Powell:
Per our conversation the following is a summation of the parameters in the purchase of contracts from Cooperative Images Inc./Elective Investments (CIEI) to Boyle Leasing Technologies, Inc./Leasecomm Corporation (BLT) upon the terms and subject to the conditions set forth below.

The principal terms and conditions of the proposed purchase are as follows:

Seller.  Cooperative Images Inc./Elective Investments

Amount:  A minimum of $1,000,000 of fundings per month.

Servicer:  BLT

Agreement Length:  Two years from closing date.

Eligible Consumer Notes: Individual Notes must be current on sale date; BLT must approve submitted procedure, all documentation and State Venue prior to purchase.

Purchase Price: Equal to the Net Present Value of the remaining stream of payments discounted at 18.5% (assuming 22.5% average interest rate on notes).

Holdback: 5.5% holdback to be released to Seller after individual pools of transactions are paid.

Recourse:  2.0% additional recourse above the 5.5% Holdback.

Charge Back: Contracts will be repurchased by CIEI after 120 days past due; Charge Back amount will be equal to remaining. Account Balance Due plus uninvoiced future payments discounted at 18.5%.

Underwriting Criteria: Individuals must score 640 or above on 70% of the portfolio with the remaining transactions scoring 620 and above using the Fair Isaac or other BLT approved scoring system. Maximum terms equal to 48 months (liposuction maximum 36 months). BLT has right of refusal on the first $500,000 submitted for funding monthly under this criteria. In addition, BLT may choose not to fund any transaction that does not meet BLT approval specifications.

Additional transactions with scores below 620 may be purchased at a minimum 23% discount. Maximum terms equal to 36 months. Again, BLT has the right of refusal on any transaction submitted for funding.

Of note, the purchase of contracts from CIEI does not take the place of our Business Loan Agreement dated August 5, 1997. This is a separate and distinct agreement.

The Seller agrees to enter into a standard Dealer/Vendor Agreement and agrees to indemnify and hold harmless BLT and its directors, officers, agents, subsidiaries and affiliates from and against any and all damages, losses, claims and liabilities (including attorneys' fees and expenses) to which arty such person may become subject arising out of or in connection with this letter or the transactions contemplated hereby (whether or not such transactions are consummated), provided that the foregoing indemnity person to the extent its losses, claims, damages or liabilities are found by a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person.

If the foregoing is satisfactory to you, please evidence your acceptance of this letter by signing and returning the enclosed copy of this letter to us not later than June 15, 1998.

Sincerely yours                              Accepted:
                                             Cooperative Images, Inc./
                                             Elective Investments
/s/ J. Gregory Hines
J.Gregory Hines                              By: /s/ Gerard A. Powell
Vice President                               Gerard A. Powell, CEO

Cc: PRB, RFL